EXHIBIT 99.1

United-Guardian Reports Third Quarter Financial Results

HAUPPAUGE, N.Y., Nov. 10, 2021 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG) reported today that net income for the third quarter of 2021 increased by 42% over the same quarter in 2020, increasing from $717,532 ($0.16 per share) in 2020 to $1,016,506 ($0.22 per share) in this year’s third quarter. Net sales for the quarter increased by 36% from $2,336,360 in 2020 to $3,179,746 this year. For the first nine months 2021, net income increased from $2,694,450 ($0.59 per share) in 2020 to $3,542,232 ($0.77 per share) this year, an increase of 31%, while net sales increased from $8,613,918 in 2020 to $10,268,592 in 2021, an increase of 19%.

Ken Globus, President of United-Guardian, stated, “As we had anticipated, sales of our cosmetic ingredients in this year’s third quarter increased substantially over the third quarter of 2020, which was when the impact of the global coronavirus pandemic was most severe. Sales of our cosmetic ingredients in this year’s third quarter increased by 187% over the comparable quarter last year, with sales to our marketing partner in Asia, Ashland Specialty Ingredients, increasing by over 300%, and sales to our four other marketing partners in Europe all increasing compared with last year. While we expect to continue to be impacted to some extent by the global pandemic, we anticipate that the impact will relate primarily to supply chain and shipping issues, increasing some lead times and raw material costs. As the impact of the global pandemic continues to lessen, and as we continue to introduce new products into both the cosmetic and medical markets, we are hopeful that our sales will continue to increase into 2022. We are confident that despite the lingering effects of the pandemic, we will end the year with financial results that will be significantly better than in 2020.”

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

Contact: Ken Globus
Investor Relations
(631) 273-0900

NOTE: This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.

STATEMENTS OF INCOME
FOR THE
THREE AND NINE MONTHS ENDED
SEPTEMBER 30, 2021 and 2020*
(UNAUDITED)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2021	2020	2021	2020

Net Sales	$3,179,746	$2,336,360	$10,268,592	$8,613,918

Costs and expenses:
Cost of sales	1,320,509	974,763	4,180,912	3,634,528
Operating expenses	458,582	493,204	1,428,721	1,520,114
Research and development	130,742	114,836	349,053	331,134
Total costs and expenses	1,909,833	1,582,803	5,958,686	5,485,776
Income from operations	1,269,913	753,557	4,309,906	3,128,142

Other Income:
Investment income	38,747	38,932	124,147	131,318
Net (loss) gain on marketable securities	(25,108)	113,248	40,419	143,832
Total other income	13,639	152,180	164,566	275,150
Income before provision for income taxes	1,283,552	905,737	4,474,472	3,403,292

Provision for income taxes	267,046	188,205	932,240	708,842
Net Income	$1,016,506	$717,532	$3,542,232	$2,694,450

Earnings per common share (Basic and Diluted)	$0.22	$0.16	$0.77	$0.59

Weighted average shares – basic and diluted	4,594,319	4,594,319	4,594,319	4,594,319

* Additional financial information can be found at the company’s web site at www.u-g.com.